FOR IMMEDIATE RELEASE

ENERJEX REPORTS PROVED PV10 VALUE OF RESERVES OF OVER $30 MILLION DOLLARS

PRODUCTION REVENUES INCREASE 79% WHILE LIFTING COSTS DECLINE BY AN AVERAGE OF OVER $4 PER BARREL

OVERLAND PARK, KAN. (July 16, 2009) – EnerJex Resources, Inc. (OTCBB: ENRJ) today announced that its estimated pretax future net revenues attributable to its proved oil reserves, based on conformity with standards of the Society of Petroleum Engineers (“SPE Case”) discounted at 10% (commonly known as PV10) stood at approximately $30.3 million as of March 31, 2009.  This report, prepared by Miller and Lents, Ltd., an independent international oil and gas consulting firm based in Houston, Texas encompasses EnerJex’s oil development projects in Eastern Kansas.  The reserves were valued at $71.31 per barrel of oil (bbl).  Probable and possible reserves were also evaluated resulting in combined total PV10 of these three reserve categories (“3P”) equal to $42.9 million.

Summary of Proved, Probable & Possible (3P) Oil Reserves - SPE Case
as of March 31, 2009

Proved Reserves Category	Gross BOE(1)	Net BOE(2)	PV10 (before tax)
Proved, Developed Producing	1,052,680	591,320	$13,692,850
Proved, Developed Non-Producing	194,060	120,420	$3,483,280
Proved, Undeveloped	2,547,060	1,231,470	$13,134,350
Total Proved	3,793,800	1,943,210	$30,310,480
Probable Reserves	542,110	311,330	$6,036,170
Possible Reserves	653,110	354,370	$6,563,910
Total 3P Reserves	4,989,020	2,608,910	$42,910,560

(1) Gross BOE represents BOE to all revenue interest owners. (2) Net BOE represents BOE to EnerJex at net revenue interest, including any applicable reversionary interest.

EnerJex began its development and drilling program in April 2007 with zero reserves.  EnerJex CEO Steve Cochennet summarized, “We have added over $30.3 million in proved PV 10 value, in the SPE Case with approximately $12 million in deployed capital, and we still have in excess of 400 additional drillable locations on current acreage under lease. We plan to continue to evaluate alternatives to expand our development program.”

Miller and Lents, Ltd. also evaluated EnerJex’s reserves in accordance with definitions and rules required by the United States Securities and Exchange Commission (“SEC Case”).  EnerJex’s estimated total proved PV 10 of reserves as of March 31, 2009 decreased to $10.63 million from $39.6 million as of March 31, 2008. Though total proved reserves were comparable at March 31, 2009 and 2008; 1.3 million and 1.4 million barrels of oil equivalent (BOE), respectively, the PV10 declined dramatically due to the estimated average price of oil at March 31, 2009 of $42.65 versus $94.53 at March 31, 2008.  Of the 1.3 million BOE at March 31, 2009 approximately 39% are proved developed and approximately 61% are proved undeveloped. The proved developed reserves consist of proved developed producing (82%) and proved developed non-producing (18%).

Steve Cochennet commented, “We believe that the SPE case is more realistic of the manner in which the industry values oil and natural gas reserves.  But even in the SEC case, we were pleased that we maintained our reserve volumes, even in the case of a nearly 54% drop in price utilized in the evaluation.  Pricing has rebounded since this March 31, 2009 period.”

Based on an estimated oil price of $42.65 as of March 31, 2009, and applying an annual discount rate of 10% of the future net cash flow, the estimated PV10 of the 1.3 million BOE under the SEC Case, before tax, is calculated as set forth in the following table:

Summary of Proved Oil Reserves - SEC Case
as of March 31, 2009

Proved Reserves Category	Gross BOE(1)	Net BOE(2)	PV10 (before tax) (3)
Proved, Developed Producing	722,590	429,420	$6,691,550
Proved, Developed Non-Producing	146,620	95,560	$1,459,280
Proved, Undeveloped	1,440,760	811,650	$2,478,510
Total Proved	2,309,970	1,336,630	$10,629,340

(1) Gross BOE represents BOE to all revenue interest owners.
(2) Net BOE represents BOE to EnerJex at net revenue interest, including any applicable reversionary interest.
(3) For a reconciliation to the comparable GAAP financial measure, see “About PV10 Values,” below.

Results of Operations for Oil and Natural Gas producing activities are summarized as follows:

	For the Fiscal Year Ended March 31, 2009	For the Fiscal Year Ended March 31, 2008
Production revenues	$6,436,805	$3,602,798
Production costs	(2,637,333)	(1,795,188)
Depreciation, depletion and amortization	(872,230)	(913,224)
Results of operations for producing activities	$2,972,242	$894,386

Oil and natural gas revenues increased primarily from greater oil production levels as well as a higher average price per barrel of oil.  The average price per barrel EnerJex received for oil sold during the twelve months ended March 31, 2009 was $85.67 compared to $79.71 for the twelve months ended March 31, 2008. Average production cost per bbl of oil decreased to $45.01 from $56.65 from year-to-year.  Similarly, the average lifting cost per bbl of oil decreased to $33.01 from $37.08.

Though EnerJex incurred a net loss for the fiscal year ended March 31, 2009 of $5,307,068, this loss included a non-cash impairment of oil and gas properties totaling $4,777,723 as well as over $1.0 million in professional fees and administrative expenses incurred in connection with the cancelled public offering planned for the 2nd half of calendar 2008.

Mr. Cochennet noted, “Despite the dramatic volatility in commodities prices, we have been able to manage our costs and continue to improve operational efficiencies, while maintaining our production volumes.  We believe our business model has been proven, and ready to be exploited.  In part, this is why we are evaluating several strategic alternatives with C. K Cooper & Company to further our development program.  I think that with approximately $9.5 million in debt and less than 4.5 million shares currently outstanding we remain a compelling story.”

About EnerJex Resources, Inc.
EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

Forward Looking Statements
The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual proven reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, estimated drillable locations, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating proven reserves, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

The reserve values stated in the Miller and Lents report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues stated in the report may be more or less than what will ultimately be recovered. While the reserve estimates presented in the report were believed reasonable at March 31, 2009, several factors may lead to a future revision of the reserve estimates presented in the report, including general economics, EnerJex’s operations and reservoir performance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors
Currently, the United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation S-X. EnerJex uses certain terms herein, such as probable and possible reserves, which the SEC’s current guidelines strictly prohibit EnerJex from including in filings with the SEC.  Effective January 1, 2010, the SEC is adopting revisions to its oil and gas reporting disclosures which are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves, which should help investors evaluate the relative value of oil and gas companies. Oil and gas companies will be permitted, but not required, to disclose probable reserves (i.e., reserves less likely to be recovered than proved reserves, but as likely as not to be recovered) and possible reserves (i.e., reserves less certain to be recovered than probable reserves).We also caution you that the SEC has, in the past, viewed such probable and possible reserve estimates as inherently unreliable and these estimates may be seen as misleading to investors unless the reader is an expert in the natural gas and oil industry. Unless you have such expertise, you should not place undue reliance on these estimates. Investors are urged to consider closely the disclosure in EnerJex’s Form 10-K, File No. 000-30234, available from EnerJex at 27 Corporate Woods, Suite 350, 10975 Grandview Drive, Overland Park, Kansas  66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or on the SEC’s website at www.sec.gov. Except as required by applicable law, we undertake no duty to update this information.

About PV 10 Values:
The following table shows our reconciliation of EnerJex’s PV10 to the standardized measure of discounted future net cash flows (the most direct comparable measure calculated and presented in accordance with GAAP). PV10 is EnerJex’s estimate of the present value of future net revenues from estimated proved natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” EnerJex believe PV10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, EnerJex believes the use of a pre-tax measure is valuable for evaluating the company. EnerJex believes that most other companies in the oil and gas industry calculate PV10 on the same basis. PV10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

As of March 31, 2009

PV10 (before tax)	$10,629,340
Future income taxes, net of 10% discount	-
Standardized measure of discounted future net cash flows	$10,629,340

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For further information contact:
Steve Cochennet
Chief Executive Officer
913-754-7754